U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

1.   Name and Address of Reporting Person*
          Selvius              David                 W.
          (Last)              (First)             (Middle)

                         235 Central Avenue
                              (Street)

          Holland             Michigan            49423
          (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Clarion Technologies, Inc. CLAR

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year
     12/00

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     ____ Director                      ___ 10% Owner
     _X__ Officer (give title below)    ___ Other (specify below)
          Chief Financial Officer

7.   Individual or Joint/Group Filing (Check applicable line)

     _X_  Form filed by One Reporting Person
     ___  Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Benefically Owned

1.   Title of Security (Instr. 3)


2.   Transaction Date (Month/Day/Year)


3.   Transaction Code (Instr. 8)
          Code
          V

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
          Amount
          (A) or (D)
          Price

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)


6.   Ownership Form: Direct (D) or Indirect (I) (Instr. 4)


7.   Nature of Indirect Beneficial Ownership (Instr. 4)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

                            (Print or Type Responses)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)
                                                                          (over)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 3)
     Employee Stock Option (right to buy)

2.   Conversion or Exercise Price of Derivative Security
     $2.0625

3.   Transaction Date (Month/Day/Year)
     12/22/00

4.   Transaction Code (Instr. 8)
     A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
          (A)  300,000
          (D)        -

6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable    (1)
          Expiration Date     12/22/05

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
          Title               Common Stock
          Amount or Number of Shares    300,000

8.   Price of Derivative Security (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Year
     (Instr. 4)
     300,000

10.  Ownership of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)
     (D)

11.  Nature of Indirect Beneficial Ownership (Instr. 4)



Explanation of Responses:
(1) Option vests according to the following schedule:

     33.33% on June 22, 2001
     50.00% on December 22, 2001
     66.66% on December 22, 2002
     83.33% on December 22, 2003
    100.00% on December 22, 2004


                                     /s/ Pamela Haan                     2/14/01
                                     **Signature of Reporting Person        Date
                                     Pamela Haan for
                                     David Selvius by Power of Attorney

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.